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                                                                  Exhibit 10.16


               [GENERAL MOTORS ACCEPTANCE CORPORATION LETTERHEAD]




                                February 1, 1999


Mr. W. Marvin Rush
Rush Enterprises, Inc.
Rush Truck Group (RUSH)



SUBJECT: SPECIAL WHOLESALE INCENTIVE PLAN INTEREST RATE ALLOWANCES


From time to time GMAC offers to dealers a reduced interest rate on new and used floor plan finance obligations. This special rate is offered for competitive reasons as an incentive to encourage dealers to provide GMAC with . It is known as the Wholesale Incentive Plan ("WIP").

This letter confirms GMAC's agreement to provide RUSH with the following WIP:

         New and used wholesale floor plan and Borrowing Base Line of Credit, will be net billed at Prime minus .50 p.p. with maximum Credit Account Plan (CAP) at 50% of wholesale floor plan outstandings (the amount earned in the CAP shall be at a rate equivalent to the amount payable to GMAC on wholesale floor plan, less .25 p.p.). To qualify for this reduction, minimum wholesale outstandings must total at least $25 million, GMAC must retain all current wholesale outstandings for franchises presently owned and in the future and GMAC must be provided first right of refusal on all future wholesale financing.

The WIP becomes effective as of February 1, 1999. It will remain in effect indefinitely, subject to modifications, restrictions, qualifications, or outright cancellation by GMAC at any time in its sole and absolute discretion; provided that absent any default by you, any such change in the WIP will not be effective except upon a thirty (30) day notice to you.

Notwithstanding the foregoing, your wholesale credit lines are expressly subject to the written terms of the Wholesale Security Agreement under which they were extended. They are discretionary lines of credit and may be modified, suspended or terminated at our election, and at our sole and absolute discretion.






                                                       W. G. Hartnuss
                                                       Area Manager